Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	March 9, 2007
CONTACT:	Charles T. DeBilio
EVP & Chief Financial Officer
239-434-2069

PARTNERS BANK ANNOUNCES INTERIM MANAGEMENT

NAPLES, FL., March 9, 2007 – Partners Bank, a wholly owned subsidiary of Naples-based Partners Financial Corporation, today announced the appointment of Michael D. Surgen as interim President and Chief Executive Officer and Robert Van Horn as interim Chief Lending Officer of the bank. Both appointments will become permanent once they are approved by the Office of the Thrift Supervision, the bank’s chief financial regulator.

“We are pleased to be able to attract such experienced managers to our bank,” said John G. Wolf, Chairman of the Board of Directors of Partners. “Their combined knowledge of community banking in Southwest Florida will be a tremendous asset to our organization.”

Surgen and Van Horn have several years of professional banking experience. Surgen formerly served as President and Chief Executive Officer of Pelican National Bank, now known as First American Bank. Van Horn was Senior Vice President of Pelican National Bank. Most recently, the two men have managed a commercial loan product business.

Partners Bank also announced that Donald J. York, acting President and Chief Executive Officer, will be staying through a transition period then will leave the bank to pursue other interests. “We all appreciate Don’s service to Partners Bank, and we thank him for remaining with us for a period to assist our new interim management team,” Wolf said.

Founded in 2005, Partners Bank is a Federal Savings Bank with more than $61 million in total assets and two full-service banking centers serving the Collier County market. The bank provides a wide variety of community banking services to individuals and business owners. The bank is committed to growing and serving the local market and believes it is well-positioned to serve its customers through its local offices and strong staff and lending team. To learn more, call 239-434-2069 or visit online at www.partnersbank.net.